UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/14/2006

Kreisler Manufacturing Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4036

Delaware	22-1047792
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

180 Van Riper Avenue, Elmwood Park, NJ 07407
(Address of principal executive offices, including zip code)

201-791-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 14, 2006, Kreisler Manufacturing Corporation (the "Company") started paying $5,000 per year to John W. Poling, the Chairman of the Audit Committee of the Board of Directors of the Company (the "Audit Committee"), and $5,000, in the aggregate, to Michael L. Goldberg, the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the "Nominating Committee"), in addition to the regular directors' fees paid to non-employee directors of the Company.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 22, 2006, Michael L. Goldberg, a director, notified the Company that he would not stand for re-election as a director of the Company at the Company's 2006 Annual Meeting of Stockholders. The Nominating Committee is in the process of seeking a qualified candidate to fill in this vacancy on the Board of Directors of the Company. Pursuant to NASDAQ Listing Requirements, the Company is obligated to elect a new director replacing Mr. Goldberg within 180 days of October 22, 2006. Such new director should be independent under Rule 4200 of NASDAQ Listing Requirements and meet the criteria of independence for Audit Committee members under Rule 4350 of NASDAQ Listing Requirements.

Item 8.01.    Other Events

On October 24, 2006, the Board of Directors of the Company adopted the Code of Ethics for Senior Financial Officers (the "Code of Ethics") and the Amended and Restated Code of Conduct (the "Code of Conduct"), attached hereto as Exhibits 14 and 99, respectively.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.
The following exhibits are filed herewith:

Exhibit No.        Description

14               Code of Ethics

99               Code of Conduct

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kreisler Manufacturing Corporation

Date: October 26, 2006	By:	/s/ Edward A. Stern
Edward A. Stern
Co-President, Chief Financial Officer, Secretary and Treasurer

Exhibit Index

Exhibit No.	Description
EX-14.	Code of Ethics
EX-99.	Code of Conduct